Filed Pursuant to Rule 424(b)(2)
                                                               Reg. No. 33-56311

AMENDED AND RESTATED PRICING SUPPLEMENT NO. 2
Dated:  December 5, 1995
(To Prospectus Supplement Dated December 1, 1994 and
To Prospectus Dated November 30, 1994)

                         Central Illinois Light Company
                First Mortgage Bonds, Medium-Term Note A Series
                                 --------------

Principal Amount:  $16,000,000
Interest Payment Dates:  June 12 and December 12
Issue Date:  December 11, 1995
Issue Price:  100%
Agent's Commission: .625%
Maturity Date:  December 12, 2005
Net Proceeds to Company:  $15,900,000
Interest Rate:  6.13% per annum

Redemption:  The Offered Bonds are not redeemable prior to maturity.

Application of Proceeds: The net proceeds from the sale of the Offered Bonds will be used to pay $16,000,000 aggregate principal amount of the Company's First Mortgage Bonds, 5 1/8% Series due 1996 which mature on February 1, 1996. Pending their application as described, the net proceeds from the sale of the Offered Bonds will either be held by the First Mortgage Bond Trustee or invested in temporary investments.

THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION OR BY ANY STATE SECURITIES COMMISSION NOR HAS THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PRICING SUPPLEMENT, THE ACCOMPANYING PROSPECTUS SUPPLEMENT OR THE ACCOMPANYING PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.